UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 11, 2008
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement
On December 11, 2008, the Registrant, together with EMS Acquisitions, Inc., a New Jersey corporation and wholly-owned subsidiary of Registrant, and Formation, Inc., a New Jersey corporation (“Formation”), signed a definitive agreement and plan of merger pursuant to which EMS Acquisitions, Inc. will merge with and into Formation, with Formation surviving the merger as a wholly-owned subsidiary of Registrant.
Formation, which was organized in 1970, employs approximately 96 people, and is headquartered in Moorestown, New Jersey. Formation’s core product lines are “Tough Disk” data storage products, wireless access points, advanced integrated recorders, terminal data loaders, and avionics and media file servers.
The terms of the transaction include an initial purchase price of $40,000,000 payable at closing, with potential additional consideration of up to $15,000,000 payable if Formation meets certain EBITDA targets in calendar years 2009 and 2010. $5,000,000 of the closing-date purchase price proceeds will be paid into an escrow account to be released 18 months following closing of the transaction, subject to any amounts payable by Formation during the 18-month period pursuant to any post-closing working capital adjustments or indemnity claims made by the Registrant.
The $15,000,000 of maximum potential additional consideration is payable in two parts: up to $7,500,000 in the first quarter of 2010 and up to $7,500,000 in the first quarter of 2011. The payment in 2011 could exceed $7,500,000 by the maximum, provided that Formation sufficiently exceeds the performance target in 2010.
The parties are seeking to complete the transaction in the fourth quarter of 2008, but closing is subject to the satisfaction of various conditions. If the closing conditions are not met or waived by January 2, 2009, further delay in closing would require the agreement of each of the parties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: December 17, 2008	By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer